EXHIBIT 99.1

MEDIA RELEASE

Royal Wolf (“RWH”) Acquires Intermodal Solutions and Kookaburra Containers

Royal Wolf Holdings (ASX:RWH)  is pleased to announce that it has completed the acquisition of the assets and businesses of Intermodal Solutions Pty Ltd, Kookaburra Containers Pty Ltd, Kookaburra Containers WA Pty Ltd, Kookaburra Containers Victoria Pty Ltd, Pack and Secure Pty Ltd and Intermodal Solutions Holdings Pty Ltd operating throughout Australia for consideration of $5.8 million.

Intermodal Solutions Pty Ltd (“IS”), formed in 2004 is a niche market container company providing specialised intermodal transport containers to transport companies (road, rail & sea) in Australia and New Zealand.  These units are either hired or sold and the product range includes refrigerated, pallet wide, curtain sided, side door and bulk containers. Intermodal Solutions Pty Ltd is one of the leading companies in this sector.

Kookaburra Containers (“KC”) operate as a container resale and hire division and predominantly hire and sell second hand containers and new build containers in Sydney, Melbourne and Perth.

Pack and Secure Pty Ltd is a container parts supply business selling container parts and accessories.

“We are very pleased to acquire this business which will add to the services we provide the intermodal freight industry in Australia and New Zealand and is in accord with our strategic plan to grow our presence in this segment. The reputation of Intermodal Solutions and their level of innovation is an attractive addition to our footprint in this sector. Michael Horne, one of the shareholders of Intermodal will join Royal Wolf in this transaction and we look forward to increasing our activity in this sector with his engagement and our existing financial capacity” said Robert Allan, CEO of Royal Wolf Holdings.

 “The Kookaburra Containers business is a regional tuck in acquisition to our portable storage activity. We are excited about the opportunity to build on the reputation that has been established by Kookaburra with their customers by adding our product range, business strategies and scale” Mr Allan added.

Royal Wolf has not acquired the bulk mining and grain business of Intermodal Solutions Group (ISG) which supplies specialised tippler and flexitop containers to bulk haulage customers.

Intermodal Containers have a fleet of around 300 specialty intermodal freight containers and Kookaburra Containers have a fleet of around 580 portable storage hire containers. The business will be earnings accretive from inception.

For further information please contact:

Robert Allan CEO +61 2 9482 3466